Exhibit 8.1

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

August 10, 2026

FD Funds Management LLC

245 Summer Street

Boston, Massachusetts 02210

CSC Delaware Trust Company

251 Little Falls Drive

Wilmington, DE 19808

Dear Ladies and Gentlemen:

We are acting as U.S. special tax counsel to the Fidelity Ethereum Fund (the “Trust”), a Delaware statutory trust, formed on October 31, 2023 and as amended as of August 7, 2026, pursuant to the Delaware Statutory Trust Act, in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof.

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements contained in the Registration Statement, and that the Trust will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”).

Page 2 Fidelity Ethereum Fund August 10, 2026

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to United States federal income tax law.

Based on and subject to the foregoing, the discussion relating to tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus (subject to the qualifications contained therein) expresses our opinion as to the material aspects of the United States federal income tax treatment to a Shareholder, as of the date hereof, of the acquisition, ownership and disposition of a Share pursuant to the Prospectus.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Dechert LLP